U.S. SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                            FORM 8-K


                         CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities and Exchange
                           Act of 1934


Date  of  Report (Date of earliest event reported):   January  2,
2002


                        DATIGEN.COM, INC.
     (Exact name of registrant as specified in its charter)

                            000-26027
                      (Commission File No.)

              Utah                         87-0626333
(State or other jurisdiction of   (IRS Employer Identification
 incorporation or organization)               No.)


            3191 North Canyon Road, Provo, Utah 84604
            (Address of principal executive offices)


                         (801) 373-3990
                 (Registrant's telephone number)

                         Not Applicable
         (Former address, if changed since last report)

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         Item 2.  Acquisition or Disposition of Assets.

     On January 2, 2002, Datigen.com, Inc., a Utah corporation ("Datigen"), paid $200,000 in cash and issued 175,000 shares of restricted common stock to M. Ballard Gardner of Orem, Utah, in exchange for substantially all the assets Mr. Gardner used in the business of trip hazard removal and concrete cutting. Datigen did not acquire any of Mr. Gardner's receivables or assume any of his pre-existing liabilities. There was no relationship or affiliation between Datigen and Mr. Gardner prior to the transaction. As a result of the transaction, Mr. Ballard now holds 175,000 shares of Datigen common stock, or 20.59 percent of the outstanding shares.

     The assets acquired consist primarily of equipment and supplies used in the trip hazard removal business, ongoing customer accounts, and methods of operation. Datigen intends to pursue the business of trip hazard removal in Utah, and use its Utah operations as a base for expanding operations to other metropolitan areas through company and independent operator owned businesses. Datigen intends to develop this business under the service name "Precision Concrete Cutting."

     As a negotiated element of the transaction, Datigen assumed a month-to-month lease on a garage and storage space located at Mr. Gardner's residence in Orem, Utah at a monthly rental rate of $600. Further, Datigen entered into a two-year employment agreement with Mr. Gardner under which he will be employed full time by Datigen at an annual salary of $75,000.

Item 7.  Financial Statements and Exhibits

Financial Statements and Pro Forma Financial Information

     The financial statements of the acquired business and pro forma financial information giving effect to the transactions are not included in this report and shall be filed by amendment not later than March 18, 2002 (which is 60 days after the date that this initial report on Form 8-K must be filed).

Exhibits

     Copies of the following documents are included as exhibits to this report pursuant to Item 601 of Regulation S-B.

SEC Ref.                 Title of Document               Location
  No.

10.1       Asset Purchase agreement between              Attached
             Datigen.com, Inc., and M. Ballard
             Gardner dated December 27, 2001

10.2       Employment Agreement with M. Ballard Gardner  Attached
             dated January 2, 2001

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                           SIGNATURES

     Pursuant to the requirements of the Securities and Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               DATIGEN.COM, INC.

Dated:  January 8, 2002        By /s/ Joseph Ollivier, President

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